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                                                                Exhibit 99(d)(3)
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
                             The Munder Funds Trust
                              St. Clair Funds, Inc.

          THIS AMENDMENT, made as of this 15/th/ day of October, 2001, among The Munder Funds Trust ("Trust"), on behalf of each of its series, St. Clair Funds, Inc. ("St. Clair"), on behalf of each of its series, and World Asset Management ("World"), a division of Munder Capital Management (the "Advisor"), a Delaware general partnership.

          WHEREAS, World Asset Management, L.L.C. ("World LLC") served as the investment advisor to certain series of the Trust and St. Clair (the "Funds") pursuant to an Amended and Restated Investment Advisory Agreement dated May 15, 2001 (the "Agreement");

          WHEREAS, effective October 15, 2001, World LLC was merged with and into its parent Munder Capital Management, a Delaware general partnership and an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

          WHEREAS, the merger did not constitute an assignment under the Advisers Act and the parties desire to have the newly created World Asset Management division of Munder Capital Management assume responsibility for managing the Funds under the Agreement.

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Trust, St. Clair and World as follows:

          All references to "World Asset Management, L.L.C." are hereby replaced with World Asset Management, a division of Munder Capital Management and World shall assume all of the rights and obligations of World LLC under the Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

THE MUNDER FUNDS TRUST
ST. CLAIR FUNDS, INC.



By: /s/ Melanie Mayo West
    ---------------------
       Melanie Mayo West
       Assistant Secretary


WORLD ASSET MANAGEMENT, a division
 of Munder Capital Management



By: /s/ Todd B. Johnson
    -------------------
       Todd B. Johnson
       Chief Executive Officer, World Asset Management